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                                                                 Exhibit 10.23.2

                                                                  Citigroup Inc.
                                                                 399 Park Avenue
                                                              New York, NY 10043

February 6, 2002

Robert E. Rubin
New York, NY

Dear Bob:

         I am writing on behalf of Citigroup Inc. to confirm certain changes to your employment agreement dated October 26, 1999:

                  (i) the guaranty of a level of incentive compensation for 2001 is extended for 2002, and all of the provisions of the employment agreement relating to such incentive compensation (such as composition and manner of payment), including those designed to avoid the loss of deduction under Section 162(m) of the Internal Revenue Code, shall apply to such extended guaranty; and

                  (ii) the first paragraph under "Part B" of Schedule B is revised to read as follows:

                           "retirement, for which Mr. Rubin shall be eligible after reaching age 65, whereupon Mr. Rubin's combined age and service shall be deemed to equal 75 for purposes of all plans and programs of Citigroup (other than any pension plans sponsored by the Company or any of its affiliates)".

         If the foregoing is consistent with our discussions, please sign in the space provided below.

                                                    Very truly yours,

                                                    Citigroup Inc.

                                                    By:  /s/ Sanford I. Weill
                                                         -----------------------
                                                             Sanford I. Weill

Accepted and agreed

/s/ Robert E. Rubin
---------------------------
Robert E. Rubin